Exhibit 10.13

FIRST AMENDMENT TO THE
OUTSIDE DIRECTORS STOCK BASED COMPENSATION PLAN

        This First Amendment to the Outside Directors Stock Based Compensation Plan ("Amendment") is adopted by Black Hills Corporation ("Company") effective the 1st day of June, 1999.

        1.   RECITALS.

        This document is the First Amendment to the Outside Directors Stock Based Compensation Plan which was adopted by the Company effective the 1st day of January, 1997 (“Plan”). Under Section 10 of the Plan, Company reserved the right to amend, modify, or discontinue the Plan provided only that any modification is not to reduce accrued and unpaid benefits. The amendments hereunder do not reduce any accrued and unpaid benefits. At the time of this Amendment, none of the Participants are yet entitled to receive any benefits under the Plan. By their signatures below, the outside directors hereby agree to this Amendment and to the change in the time and manner of benefit payments provided and other changes made herein.

        2.    AMENDMENT TO SECTION 4; PROVISION OF ADDITIONAL ANNUAL BENEFITS.

        Section 4 of the Plan is amended by adding the following subparagraph d:

d. Beginning with June 1, 1999, and for the remainder of the 1999 Plan year, and for each Plan year thereafter, each Participant shall be entitled to a monthly addition to their Account in the amount of the number of Company common stock equivalents determined by dividing the sum of $583.33 by the market price of the Company common stock on the last day of the month for each month of each Plan year that the Participant is eligible for benefits.

        3.      AMENDMENT TO SECTION 5.

        Section 5 of the Plan entitled “Time and Manner of Benefit Payments” is amended and superseded in its entirety and in its place is hereby substituted the following:

5. TIME AND MANNER OF BENEFIT PAYMENTS.

a. Within 30 days of the effective date of this Amendment, each current Participant shall elect, on an election form to be filed with the Committee, a date (“Benefit Payment Date”), which shall be the date that benefit payments due hereunder are determined; provided, that no Benefit Payment Date for any Participant shall be earlier than the date that a Participant is 60 years of age nor shall any Benefit Payment Date be effective while any Participant is still an outside director of the Company; rather, such Benefit Payment Date shall only become effective on the first day that the Participant is no longer an outside director of the Company. Provided further still, that no Benefit Payment Date shall be later than the date that a Participant is 70 years of age. Newly eligible Participants shall make the same election within 30 days of becoming eligible under the Plan.

b. On the same election form, the Participant shall elect to receive payment of the benefits represented in the Participant’s Account from the following choices:

(1)	A lump sum payment in cash in an amount equal to the Participant’s Account determined as of the Benefit Date due 30 days after the Benefit Payment Date;

(2)

Payment of shares of common stock of the Company equal to the number of shares of Company common stock equivalents credited to the Participant’s Account determined as of the Benefit Payment Date due 30 days after the Benefit Payment Date; or

(3)

Payment in monthly installments of cash over a period of not more than 15 years, the first installment being due 30 days after the Benefit Payment Date. The installment pay out period shall be specified in the election. The amount of each installment shall equal the balance of the Participant’s Account immediately prior to the installment divided by the number of installments remaining to be paid. After the first installment has been paid, the unpaid Account balance shall accrue interest at an annual rate equal to the United States Treasury Bond yield determined as of the Benefit Payment Date.

c. The Benefit Payment Date, once selected by a Participant, shall be irrevocable. The payment election, once made, may only be changed by the Participant’s giving written notice to the Committee of the Participant’s election to change the payment method and filing such election to change with the Committee; provided, however, that such request shall not become effective until the Plan year subsequent to the Plan year in which the request is made; and provided further still, that once payments have begun, the payment election shall be irrevocable.

d. Notwithstanding anything contained above, in the event of an Unforeseeable Emergency as hereinafter defined, a Participant may withdraw amounts from the Participant’s account to the extent reasonably needed to satisfy the Unforeseeable Emergency. For the purposes of this paragraph, an “Unforeseeable Emergency” is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Internal Revenue Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved — (a) through reimbursement or compensation by insurance or otherwise; (b) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be an Unforeseeable Emergency include the need to send a Participant’s child to college or the desire to purchase a home.

        4.       AMENDMENT TO SECTION 8.

        Section 8 of the Plan entitled “Designation of Beneficiary” is amended to add the following sentence: The Participant shall have the right, without the requirement of approval from any person, to revoke and change Beneficiary designations.

        5.       NO OTHER CHANGES.

        Other than specifically set forth herein, all terms, conditions and provisions of the Plan shall remain the same.

        Dated this 1st day of June, 1999.

BLACK HILLS CORPORATION

By /S/ DANIEL P. LANDGUTH Its

ATTEST:

/S/ ROXANN R. BASHAM
Secretary and Treasurer

(CORPORATE SEAL)

OUTSIDE DIRECTORS:

/S/ ADIL M. AMEER Adil M. Ameer

/S/ GLENN C. BARBER Glenn C. Barber

/S/ BRUCE B. BRUNDAGE Bruce B. Brundage

/S/ JOHN R. HOWARD John R. Howard

/S/ KAY S. JORGENSEN Kay S. Jorgensen

/S/ THOMAS J. ZELLER Thomas J. Zeller

/S/ DAVID C. EBERTZ David C. Ebertz